Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Form S-1 Registration Statement and related Prospectus of Homeowners Choice, Inc. (the “Company”), for the registration of $10,000,008 of units, each unit consisting of one share of the Company’s common stock and one warrant, and to the incorporation by reference therein of our report dated April 24, 2008, relating to the consolidated balance sheets of the Company and its subsidiaries at December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2007 and for the period from November 30, 2006 (inception) to December 31, 2006, which are included in such Registration Statement.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 29, 2008